Exhibit 10.2

Share Purchase Framework Agreement

Share Purchase Framework Agreement (I)

This Share Purchase Framework Agreement (hereinafter referred to as “Agreement”) is signed in Shanghai, China on October 22, 2014 by and between:

Party A (Transferee): SPI Solar Power Suzhou Co., Ltd.

Party B (Transferor): ZhongNeng GuoDian New Energy Development and Investment Jiangsu Co., Ltd.

Whereas each party, adhering to the principle of cooperation, equality and mutual benefit and through friendly consultation, regarding the purchase of shares, the parties hereby agree as follows:

Transferee

SPI Solar Power Suzhou Co., Ltd. or its designated affiliated parties, it intends to acquire the related equity of target company (hereinafter referred to as "the acquisition"). The affiliated parties in this agreement refer to any "person" who has direct or indirect control of the person, or the person controls, or any other company or entity controlled or jointly controlled with the person.

Transferor	ZhongNeng GuoDian New Energy Development and Investment Jiangsu Co., Ltd.

ZhongNeng GuoDian New Energy Development and Investment Jiangsu Co., Ltd. was established on July 2, 2014 with 100% of its equity interest held by ZhongNeng GuoDian Green Ecological Cooperation and Development Jiangsu Co., Ltd. The registered/ paid up capital is RMB50 million and its registered address is 12 East Mozhou Road, Jiangnin District, Nanjin City. The legal representative of ZhongNeng GuoDian New Energy Development and Investment Jiangsu Co., Ltd. is Tian Chunde. The company’s business scope is as follows: investment in the development and management of photovoltaic power station, wind power station,and waste power plant; the research, manufacturing and marketing of new energy equipment. (The project which needs the approval of relevant departments should get the approval before carrying out business activities.)

Share Purchase Framework Agreement

Target Company

The six project companies invested and constructed by ZhongNeng GuoDian New Energy Development and Investment Jiangsu Co., Ltd. (Please refer to Annex I for details).

Party A intends to acquire 100% equity of project companies owned by Party B through this transaction.

Approvals required for the execution of this Agreement

At the execution of this Agreement, Party A confirms that it has obtained all the internal approvals and consents required for the consummation of the Transaction.

At the execution of this Agreement, both the Party B and the Target Company confirm that each of the Party B and the Target Company has received all the internal approvals and consents required for the consummation of the Transaction.

Final Agreement Terms	Both parties agree that the final legal document relating to the target company’s acquisition should comply with the substantive and principled content of the agreement.

Advance Payment

The advance payment for the purchase of shares of all project companies which have project under construction except for 50MW project in Liangshan State, Yanyuan County, Baiwu Town is RMB140,000,000, calculated based on the assumptions that the internal rate of return is at least 10% based on projected earnings after income tax assuming full investment is made. Party A shall pay Party B or its designated third party on November 20, 2014.

Share Purchase Framework Agreement

Undertakings by Party B

Party B undertakes that, from the signing date of this agreement, it shall continue to prepare, invest, construct and operate every project company in order to ensure the the grid-connetion and power generation of each of the project companies by the end of the March of 2015. Party B undertakes that, before March 31, 2015 and except for 50MW project in Liangshan State, Yanyuan County, Baiwu Town, all parties involved in the target company shall sign the definitive “Share Transfer Agreement” of project companies and decide the detailed terms of the equity transfer.

Liability Clauses

In addition to that Party A fails to apply for the duration of the Agreement to sign the Equity Transfer Agreement with relevant equity holders from the target company (in this case, Party B has the right to terminate the Agreement and shall refund in full prepayment of principal to Party A), whereas Party B fails to apply for the duration of the Agreement to sign the Equity Transfer Agreement with relevant equity holders from the target company, Party A has the right to terminate the Agreement, and Party B shall refund in full prepayment of principal and its interest calculated based on loan interest benchmark from the same period of the Chinese People's Bank to Party A.

Confidentiality

The fact that this Agreement exists, the terms and conditions described herein, and any information furnished in connection with the due diligence investigation, shall constitute confidential information (the “Confidential Information”). The parties hereto agree that none of the parties hereto may use or disclose to any third party any Confidential Information, except in connection with the audit (review), valuation, negotiations in relation to and the implementation of the Transaction, or as required by any competent government authorities, ministries or stock exchanges.

Any disclosure of this Agreement shall require the written confirmation from all parties hereto.

Share Purchase Framework Agreement

Taxes and Expenses	The taxes and expenses generated in the Agreement shall be borne by each party.

Others

The purchase of the six projects under construction could be conducted as a whole, one by one or partially. It will not impact the other parts when the purchase is implemented one by one or partially. The purchase of the target company shall be no later than the deadline for signing definitive “Share Transfer Agreement” of each project company as agreed in this Agreement, regardless of whether it is implemented partially or as a whole.

Miscellaneous

(1) This Agreement shall be governed by the laws of People’s Republic of China.

(2) Any dispute arising from this Agreement shall first be resolved through friendly consultations among the parties hereto. In case of a dispute that fails to be settled through such consultations, any party may institute legal proceedings before a competent court located in the place where such party is domiciled.

(3) This Agreement shall be signed and sealed by all the parties hereto, and shall be executed in six counterparts with equal legal force, two for each party.

(Following text is just for signing)

Share Purchase Framework Agreement

(This is the signature page)

Party A: SPI Solar Power Suzhou Co., Ltd.

Legal representative or authorized representative：(affixed with company seal)

October 22, 2014

Party B: ZhongNeng GuoDian New Energy Development and Investment Jiangsu Co., Ltd.

Legal representative or authorized representative：(affixed with company seal)

October 22, 2014

Share Purchase Framework Agreement

Annex Ⅰ

No.	Location	Scale	Project Companies
1	Linxi County, Chifeng City, Inner Mongolia	40MW	ZhongNeng GuoDian New Energy Science and Technology Inner Mongolia Co., Ltd.
2	Kerqinzuo Banner Inner Mongolia	60MW	Guodian Kerqinzuo Banner Photovoltaic Power Generation Co., Ltd.
3	Shangdu County Inner Mongolia	50MW	Guodian Shangdu Second Photovoltaic Power Generation Co., Ltd.
4	Chahaer Banner Inner Mongolia	30MW	Guodian Chahaer Banner Second Photovoltaic Power Generation Co., Ltd.
5	Zhongwei City Ningxia Hui Autonomous Region	130MW	Zhongwei Tianyun New Energy Science and Technology Co., Ltd.
6	Liangshan State Yanyuan County Baiwu Town Sichuan Province	50 MW	Sichuan Zhongwei New Energy Science and Technology Co., Ltd.